                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of August 17, 1996 by and among Citadel Computer Systems Incorporated, a Delaware corporation ("Citadel" or the "Buyer), Kent-Marsh Ltd., Inc., a Texas corporation ("KML" or the "Company"), Vance G. Nesbitt ("Nesbitt"), and Robert
C. Wesolek ("Wesolek" and together with Nesbitt, the "Sellers").

                                  BACKGROUND

          WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of KML;

          WHEREAS, Sellers desire to sell and convey to Buyer, and Buyer desires to purchase from Sellers, all of the outstanding capital stock of KML; and

          WHEREAS, the Sellers have agreed to sell to Buyer all of the issued and outstanding shares of capital stock of Astonishing Developments, Inc., a Texas corporation ("ADI"), pursuant to an agreement dated the date hereof;

          WHEREAS, in connection with the purchase by Buyer from the Sellers of the capital stock of KML and ADI, (i) Buyer and each of the Sellers will enter into an employment agreement (the "Employment Agreements") and (ii) each of the Sellers will enter into a noncompetition agreement (the "Noncompetition Agreements") with the Buyer.

          NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I
                   EXERCISE OF OPTION AND PURCHASE AND SALE

          Section 1.1   Exercise of Option and Purchase and Sale of Stock.
          -----------   -------------------------------------------------
On the Closing Date (as defined below), Buyer hereby agrees to purchase all of the issued and outstanding shares of Common Stock, no par value, of KML (the "KML Shares" or the "Shares"), for the exercise price of $1.00, and the Sellers agree to sell to Buyer, all of the issued and outstanding KML Shares owned by them for a total consideration of $1.00 (the "Consideration").

                                  ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF KML AND THE SELLERS

          KML and the Sellers jointly and severally (except with respect to Sections 2.3(b) and 2.3(c)) represent and warrant to Buyer as follows:

          Section 2.1   Authorization of Sellers.  This Agreement has been duly
          -----------   ------------------------
executed and delivered by each Seller and constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, except that
(i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

          Section 2.2  Existence and Good Standing of KML.  KML is a
          -----------  ----------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. KML has no subsidiaries. KML is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, financial condition, results of operations or prospects of KML. Set forth on Schedule 2.2 is a list of the jurisdictions in which KML is qualified or licensed to do business as a foreign corporation.

          Section 2.3  Capital Stock of KML.
          -----------  --------------------

          (a) KML's authorized capital stock consists of 100,000,000 shares of Class A Voting Common Stock, no par value, of which 18,118,422 shares are issued and outstanding, and 100,000,000 shares of Class B Non-voting Common Stock, no par value, of which 183,683 shares are issued and outstanding. No other shares of KML capital stock are issued or outstanding. All of the KML Shares have been validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating KML to issue any shares of capital stock or other securities except as set forth on Schedule 2.3.

          (b) Nesbitt (but not Wesolek) represents and warrants that he (i) owns beneficially and has good and marketable title to 18,018,422 shares of KML's Class A Voting Common Stock, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever (collectively, "Liens") of which 17,368,422 shares are owned of record and 650,000 have been recently acquired and are not yet held of record by Nesbitt, and (ii) has the right to vote his KML Shares on any matters as to which any shares of KML common stock are entitled to be voted under the laws of the State of Texas, KML's articles of incorporation and bylaws, free of any right of any other person.

          (c) Wesolek (but not Nesbitt) represents and warrants that he (i) owns of record and beneficially and has good and marketable title to 100,000 shares of KML's Class A Voting Common Stock and 183,683 shares of KML's Class B Non-voting Common Stock, free and clear of any and all Liens, and (ii) has the right to vote his KML Class A Voting Common Stock shares on any matters as to which any shares of KML common stock are entitled to be voted under the laws of the State of Texas, KML's articles of incorporation and bylaws, free of any right of any other person.

          (d) The Sellers disclosed the existence and material terms of this Agreement and the Stock Purchase Agreement among the Sellers, the Buyer and Astonishing Developments, Inc., dated the date hereof, to The Andrew Marsh Utter Testamentary Trust, Susan Blackburn, and Jill McKay, who were all of the other stockholders of KML as of August 15, 1996.

          Section 2.4  Authorization of KML.  KML has full corporate power,
          -----------  --------------------
capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by KML and the consummation by KML of the transactions contemplated hereby have been duly authorized by KML and no other corporate action on the part of KML is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by KML and constitutes the valid and binding obligation of KML, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

          Section 2.5  Financial Statements.
          -----------  --------------------

          (a) Sellers have previously furnished to Buyer the unaudited balance sheet of KML as of June 30, 1996 and the related statements of operations for the three fiscal years then ended (the "Financials"). The Financials present fairly the financial position and results of operations of KML as of the indicated dates and for the indicated periods and have been prepared in accordance with KML's historical methods of accounting; provided, however, no representation is made with respect to the capitalization of intangible property as shown on the Financials or the effect of such capitalization on the retained earnings of KML. KML shall permit Buyer full access to the work papers pertaining to the Financials.

          Except to the extent (and not in excess of the amounts) reflected in the June 30, 1996 balance sheet included in the Financials or as disclosed on
Schedule 2.5, neither KML nor the Sellers know or should know of any liabilities or obligations of KML (including, without limitation, Taxes payable required to be reflected the Financials (or the notes thereto) in order to make the Financials (or the notes thereto) consistent with KML's historical methods of accounting and accounting principles other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 1996.

          Section 2.6  Tax Matters.  KML has filed all income tax returns
          -----------  -----------
required to be filed by it and all Taxes (as defined below) required to be filed by it and has paid or provided for all Taxes shown to be due on such returns except as set forth on Schedule 2.6. Except as set forth on Schedule 2.6, to the knowledge of KML and Sellers, (i) no action or proceeding for the assessment or collection of any Taxes is pending against KML; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against KML that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal or state income tax returns of KML have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. Except as set forth on Schedule 2.6, all Taxes that KML has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

          Section 2.7  Assets and Properties.
          -----------  ---------------------

          (a)  Real Property.  KML does not own and has never owned any real
               -------------
properties, except for leasehold interests.

          (b)  Personal Property.  Except as set forth on Schedule 2.7 and
               -----------------
except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, KML owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financials or acquired since June 30, 1996, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable. Notwithstanding the foregoing, neither of the Sellers nor KML makes any representation or warranty as to the value or collectibility of any of the accounts receivable of KML.

          (c)  Condition of Properties.  Except as set forth on Schedule 2.7,
               -----------------------
the leasehold estates the subject of the Real Property Leases (as defined below) and the tangible personal property owned or leased by KML are in good operating condition and repair, ordinary wear and tear excepted; and neither KML nor Sellers has any knowledge of any condition or defect, not disclosed herein, of the leasehold estate that would materially affect the fair market value, use or operation of the Real Property, such Improvements or any leasehold estate or otherwise have a material adverse effect on KML or its business or operations.

          (d)  Compliance.  To the actual knowledge of KML and the Sellers, the
               ----------
continued, operation, use and occupancy of the leasehold estates the subject of the Real Property Leases as currently operated, used and occupied will not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. To the actual knowledge of KML and the Sellers, there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the leasehold estates and no written notice of any such violation has been issued by any governmental authority.

          Section 2.8  Real Property Leases; Options.  Schedule 2.8 sets forth a
          -----------  -----------------------------
list of (i) all leases and subleases under which KML is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("Real Property Leases"); (ii) all material options held by KML or contractual obligations on the part of KML to purchase or acquire any interest in real property; and (iii) all options granted by KML or contractual obligations on the part of KML to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to Buyer. KML has not assigned any Real Property Leases or any such options or obligations. There are no Liens on KML's interest in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable and (ii) those matters set forth on Schedule 2.8. The Real Property Leases and options and contractual obligations listed on Schedule 2.8 are in full force and effect and constitute binding obligations of the applicable Company and the other parties thereto, and
(x) except as disclosed on Schedule 2.8, there are no defaults thereunder and
(y) no event has occurred that with notice, lapse of time or both would constitute a default by KML or, to the best knowledge of KML and Sellers, by any other party thereto.

          Section 2.9  Environmental Laws and Regulations.  Neither KML nor
          -----------  ----------------------------------
Sellers know or should know of any facts or circumstances which could subject KML to liabilities or obligations with respect to environmental obligations.

          Section 2.10  Contracts.  The Company has provided the Buyer an
          ------------  ---------
opportunity to review all material contracts, arrangements and commitments (whether oral or written) to which KML is a party or by which KML's assets or business are bound including, without limitation, contracts, arrangements or commitments that relate to (i) the sale, lease or other disposition by KML of all or any substantial part of the business or assets of KML (otherwise than in the ordinary course of business), (ii) the purchase or lease by KML of a substantial amount of assets (otherwise than in the ordinary course of business), (iii) the supply by KML of any customer's requirements for any item or the purchase by KML of its requirements for any item or of a vendor's output of any item, (iv) lending or advancing funds by KML, (v) borrowing of funds or guarantying the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise, (vi) any transaction or matter with any Affiliate of KML, (vii) noncompetition or employment, (viii) licenses and grants to or from KML relating to any intangible property listed on Schedule 2.17, (ix) the acquisition by KML of any operating business or the capital stock of any person since June 30, 1996, or (x) any other matter that is material to the business, assets or operations of KML ("Contracts").

          Section 2.11  No Violations.  The execution, delivery and performance
          ------------  -------------
of this Agreement and the other agreements and documents contemplated hereby by KML and the Sellers and the consummation of the transactions contemplated hereby will not (i) violate any provision of the respective articles of incorporation or bylaws of KML, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which KML or a Seller or its respective properties or assets are bound, or (iii) to the knowledge of Sellers or KML, result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any material Contract or any material license, franchise or permit of KML.

          Section 2.12  Consents.  Except as set forth on Schedule 2.12, no
          ------------  --------
consent, approval or other authorization of any governmental authority is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by KML and Sellers or the consummation by KML and Sellers of the transactions contemplated hereby.

          Section 2.13  Litigation and Related Matters.  Set forth on Schedule
          ------------  ------------------------------
2.13 is a list of all actions, suits, proceedings, investigations or grievances pending against KML or, to the best knowledge of KML and Sellers, threatened against KML, KML's business or any property or rights of KML, at law or in equity, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). Based on the respective pleadings, none of the actions, suits, proceedings or investigations listed on Schedule 2.13 either
(i) results or would, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations or prospects of KML or (ii) affects or would, if adversely determined, affect the right or ability of KML to carry on its business substantially as now conducted. KML is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the business, operations or assets of KML or employees of KML, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees.
Schedule 2.13 and Schedule 2.18 lists (x) all worker's compensation claims outstanding against KML as of the date hereof and (y) all actions, suits or proceedings filed by or against KML and currently pending.

          Section 2.14  Product Liability and Warranty Proceedings.  No product
          ------------  ------------------------------------------
liability or warranty actions, suits or proceedings arising from the manufacture or sale of goods by KML have been asserted against KML, except as set forth in
Schedule 2.14.

          Section 2.15  Compliance with Laws.  KML (a) is in compliance with all
          ------------  --------------------
applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the business, prospects, financial condition or results of operation or prospects of KML and (b) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted. Set forth on
Schedule 2.15 is a list of all material licenses, franchises, permits and governmental authorizations and all applications pending before any agency or authority for the issuance of any licenses, franchises, permits or governmental authorizations or the renewal thereof.

           Section 2.16  Intellectual Property.  Schedule 2.16 lists the
           ------------  ---------------------
domestic and foreign patents, patent applications, patent licenses, software licenses, trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned by KML or used in the operation of the business of KML (collectively, the "Intellectual Property"), which Schedule indicates whether each item of Intellectual Property is owned or licensed by KML, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated in Schedule 2.16, KML has the right to use and license the Intellectual Property, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of KML in the Intellectual Property. Each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 2.16, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated in Schedule 2.16; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. Except as stated in Schedule 2.16, there are no pending proceedings or adverse claims made or, to the best knowledge of KML and Sellers, threatened against KML with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing within the past five (5) years with respect to the Intellectual Property or the rights of KML therein; and KML and Sellers have no knowledge that (i) the Intellectual Property or the use thereof by KML conflicts with any patents, patent applications, patent licenses, trade names, trademarks, service marks, trademark or service mark registrations or applications or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by KML. Notwithstanding the foregoing, neither the Sellers nor KML has conducted a search which would reveal the existence of any registered or common law trademark or service mark and the foregoing representation with respect to registered trademarks is accordingly limited to the actual knowledge of the parties, absent such search.

          Section 2.17  Employee Benefit Plans.  Neither KML or any of its Group
          ------------  ----------------------
Members (as defined below) participates in, maintains or contributes to any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither KML nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth in
Schedule 2.17, neither the execution and delivery of this Agreement by KML or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of KML to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or
(iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes KML, any member of any "controlled group of corporations" as defined in

Section 1563 of the Code that includes KML, or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes KML.

          Section 2.18  Employees; Employee Relations.
          ------------  -----------------------------

          (a) Schedule 2.18 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by KML to each employee whose current total annual compensation or estimated compensation is $50,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by KML to each such person, (iii) any increase to become payable after the date of this Agreement by KML to employees other than those specified in clause (i) of this
Section 2.18(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60)
days) made by KML to, or made to KML by, any director, officer or employee, (v) all other transactions between KML and any director, officer or employee of KML and (vi) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Financials.

          (b) Except as disclosed on Schedule 2.18, KML is not a party to, nor bound by, the terms of any collective bargaining agreement, and KML has not experienced any material labor difficulties during the last five years. Except as set forth on Schedule 2.18, there are no labor disputes existing, or to the best knowledge of KML and Sellers, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of KML and Sellers, are threatened.

          (c) KML's relationship with its employees is good and KML and Sellers have no knowledge of any facts that would indicate that KML's employees will not continue in its employ following the Closing on a basis similar to that existing on the date of this Agreement. Except as disclosed on Schedule 2.18, KML is not a party to any employment contract with any individual or employee, either express or implied. Except as set forth in Schedule 2.18, no unresolved or unsettled legal proceedings, charges, complaints, or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of KML and Sellers, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. KML is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of KML.

          (d) KML has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. KML has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending July 31, 1996. It shall be the obligation of KML and Sellers to provide any notice required by said Act by reason of the provisions, execution or operation of this Agreement.

          Section 2.19  Insurance.  Schedule 2.19 contains a list of the
          ------------  ---------
policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, KML. All such policies are in full force and effect. Neither KML nor either Seller has received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 2.19, no pending claims made by or on behalf of KML under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of KML. All premiums due prior to the date hereof for periods prior to the Closing Date for periods before the Closing Date have been paid.

          Section 2.20  Accounts Receivable.  The accounts receivable set forth
          ------------  -------------------
in the Financials and those accounts receivable accruing through the Closing Date represent valid and bona fide sales to related or third parties, as indicated, incurred in the ordinary course of business.

          Section 2.21  Interests in Customers, Suppliers, Etc.  No shareholder,
          ------------  --------------------------------------
officer, director or Affiliate of KML possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or Affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of KML. Notwithstanding the foregoing, Buyer acknowledges that Sellers are officers, directors and stockholders of KML and ADI. Ownership of securities of a corporation whose securities are registered under the 1934 Act not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.21.

          Section 2.22  Business Relations.  Schedule 2.22 contains an accurate
          ------------  ------------------
list of all significant customers of KML (i.e., those customers representing 5% or more of KML's revenues for the 12 months ended June 30, 1996 or who have paid to KML $25,000 or more in any fiscal quarter. Except as set forth in Schedule 2.22, to the best knowledge of KML and Sellers, no customer or supplier of KML will cease to do business with KML after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of KML. Except as set forth in
Schedule 2.22, KML has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of KML and Sellers, no such shortage of supply of inventory items is threatened or pending. KML is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

          Section 2.23  Officers and Directors.  Set forth on Schedule 2.23 is a
          ------------  ----------------------
 list of the current officers and directors of KML.

          Section 2.24  Bank Accounts and Powers of Attorney.  Schedule 2.24
          ------------  ------------------------------------
sets forth each bank, savings institution and other financial institution with which KML has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of KML is identified on Schedule 2.24. Except as disclosed on such Schedule, KML has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

          Section 2.25  Accuracy of Information Furnished.  Any information
          ------------  ---------------------------------
furnished to Buyer by KML or Sellers prior to, at or after the date of this Agreement, in the Schedules hereto, or otherwise is, or when furnished will be, true and correct in all material respects as of the date such information is furnished. Such information states, or when furnished will state, all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements are made, not misleading.

          Section 2.26  Availability of Documents.  KML has made available for
          ------------  -------------------------
inspection by Buyer and its representatives true, correct, and complete copies of the articles of incorporation (and amendments thereto) and bylaws of KML, all written agreements, arrangements, commitments, and documents referred to in the Schedules attached hereto, and the corporate minute books of KML. Such corporate minute books contain the minutes of all of the meetings of shareholders, board of directors, and any committees of KML that have been held preceding the date hereof and all written consents to action executed in lieu thereof. Prior to Closing, except as may be required by law or court order, all information delivered to Buyer in connection with this Agreement, including the information described in this Section 2.26, will be held in confidence and not disclosed to any third party without the consent of Sellers or KML.

           Section 2.27  Brokerage, Financial Advisor or Finder Fees.  No agent,
           ------------  -------------------------------------------
advisor, broker, person or firm acting on behalf of KML or the Sellers is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of their respective Affiliates in connection with any of the transactions contemplated hereby.

          Section 2.28  Absence of Certain Changes or Events.  Except as set
          ------------  ------------------------------------
forth in Schedule 2.28 or as otherwise contemplated by this Agreement, subsequent to June 30, 1996, there has not been (a) any damage, destruction or casualty loss to the physical properties of KML (whether or not covered by insurance), materially and adversely affecting the business, operations, prospects or financial condition of KML, (b) any material adverse change in the business, operations, financial condition or results of operations or prospects of KML, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to KML, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to KML's capital stock or other securities, any repurchase, redemption or other acquisition by KML of any capital stock or other securities, or any agreement, arrangement or commitment by KML to do so, (e) any increase that is material in the compensation payable or to become payable by KML to its directors, officers, employee or agents or any increase in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, except as set forth in Schedule 2.28, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of KML's assets, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivable in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by KML, (g) any change in the relations of KML with or loss of its customers or suppliers, of any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would materially and adversely affect the business, operations or financial condition of KML, or (i) any capital expenditure (including any capital leases) or commitment therefor by KML in excess of $25,000.

          Section 2.29  Inventories.  The inventories reflected in the
          ------------  -----------
Financials and inventories acquired since June 30, 1996, consist of items of a quality and quantity that are useable or saleable in the ordinary course of business of KML, and inventories of below standard quality or not useable in the business of KML have been written down in value in accordance with good business practices to estimated net realizable market values or adequate reserves have been provided therefor in the Financials. Since June 30, 1996, all of the inventories have been maintained at adequate levels for the business of KML in its normal course consistent with past practice and taking into account normal seasonality, no change has occurred in such inventories that affects or will affect their useability or saleability, no writedown of the value of such inventories has occurred or is required under KML's normal valuation policy or GAAP, and no additional amounts have been reserved with respect to such inventories.


                                  ARTICLE III
                             INTENTIONALLY OMITTED

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Sellers as follows:

          Section 4.1  Organization and Authorization.  Buyer is a corporation
          -----------  ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby.

The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other corporate action on the part of Buyer is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

          Section 4.2  No Violations.  The execution and delivery of this
          -----------  -------------
Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or bylaws of Buyer,
(b) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which Buyer is a party or any of its properties or assets is bound.

          Section 4.3  Consents.  Except as set forth in Schedule 4.3, no
          -----------  --------
consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the transactions contemplated hereby.

          Section 4.4  Brokerage, Financial Advisor or Finder Fees.  No agent,
          -----------  -------------------------------------------
advisor, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the Sellers, the Company, or from any of their respective Affiliates, in connection with any of the transactions contemplated hereby.

          Section 4.5  ADI Note.  Buyer acknowledges that ADI has assumed that
                       --------
certain October 1, 1995 promissory note, executed by Wesolek and payable to the order of Kent-Marsh Ltd., Inc. in the original principal amount of Eighty-Nine Thousand and No/100 Dollars ($89,000.00), as provided therein ("ADI Note"). Sellers, ADI and KML will execute releases on terms and conditions acceptable to Buyer, contingent upon the acquisition of ADI.

                                   ARTICLE V
                      CONDITIONS TO OBLIGATIONS OF BUYER

          The obligation of Buyer to purchase the KML Shares, and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject to the satisfaction of each of the following conditions:

           Section 5.1  Consents and Approvals.  All material authorizations,
           ------------  ----------------------
consents, approvals, waivers and releases, if any, necessary for Sellers and the Company to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Buyer.

          Section 5.2  Certificates.  The Company and the Sellers shall have
          -----------  ------------
delivered to Buyer (i) certificates of the appropriate governmental authorities, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the existence and good standing of the Company in the State of Texas; (ii) a copy, certified by the Secretary of State of Texas as of a date not more than fifteen (15) days prior to the Closing Date, of the charter and all amendments thereto of the Company; (iii) a copy certified by the Secretary of the Company, dated the Closing Date, of the bylaws of the Company; and (iv) certificates, dated the Closing Date, of the Secretary of the Company, relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

          Section 5.3  [Intentionally Omitted]
          -----------

          Section 5.4  Opinion of Counsel.  Buyer shall have received an opinion
          -----------  ------------------
of Mark Everett, counsel to Sellers and the Company, dated the Closing Date and in form and substance satisfactory to Buyer, substantially to the effect that:

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas;

          (b) The authorized capital stock of KML is as set forth in Section 2.3; to counsel's knowledge (subject to compliance with applicable federal and state securities laws), all of such shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of any shareholder of the Company; such shares are owned of record as set forth in
Section 2.3; and such counsel has no actual knowledge of any outstanding securities convertible into, exchangeable for or carrying the right to acquire capital stock of the Company, or any subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or dispose of any capital stock or any ownership therein;

          (c) The execution and delivery of this Agreement and all other agreements and documents contemplated hereby by the Company and Sellers and the performance by the Company and Sellers of their respective obligations under this Agreement and such other agreements and documents do not constitute a violation of or a default under its articles of incorporation or bylaws;

          (d) The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and documents contemplated hereby (to which it is a party); the execution and delivery of this Agreement and the other agreements and documents by the Company and the performance by the Company of its obligations hereunder and under the other agreements and documents have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of the Company and each Seller, respectively, enforceable against the Company and each Seller (to the extent each is a party) in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws;

          (e) To such counsel's actual knowledge, there are no actions, suits or proceedings pending or threatened that are required by the terms of Section
2.13 to be described in Schedule 2.13 that are not described therein; and

          (f) No consent, approval, authorization or other action by, or filing with, any governmental authority, regulatory body or other person is required to be obtained by the Company or any Seller in connection with the execution, delivery or performance by them of their respective obligations under this Agreement, except for such as have been duly obtained or made.

          Section 5.5  No Material Adverse Change.  There shall not have been
          -----------  --------------------------
any material adverse change since June 30, 1996, in respect of the financial condition, results of operations, business, assets or prospects of the Company and the Company shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, flood, wind, accident or other calamity which could have a material adverse effect on the condition, financial or otherwise, results of operations or business, assets or prospects of the Company.

          Section 5.6  Nonforeign Affidavit.  Sellers shall have furnished to
          -----------  --------------------
Buyer an affidavit, stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          Section 5.7  Noncompetition Agreements. Nesbitt and Wesolek shall have
          -----------  -------------------------
executed and delivered to Buyer a noncompetition agreement (the "Noncompetition Agreements").

          Section 5.8  Employment Agreements.  Nesbitt and Wesolek shall have
          -----------  ---------------------
executed and delivered to Buyer an employment agreement ("Employment
Agreements").

          Section 5.9  Stock Certificates.  Sellers shall have tendered
          -----------  ------------------
certificates representing the KML Shares, duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.

          Section 5.10  Resignations and Releases of Directors and Officers.
          ------------  ---------------------------------------------------
Buyer shall have received the resignations of and releases from each of the directors and officers of the Company, effective as of the Closing.

          Section 5.11  ADI Stock Purchase.  Buyer, ADI and the ADI stockholders
          ------------  ------------------
shall have entered into a purchase agreement dated the date hereof with respect to the purchase of the shares of ADI stock.

                                  ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers to sell the Shares and to cause the other transactions contemplated hereby to occur at the Closing shall be subject, except as Sellers may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing:

     Section 6.1  Absence of Litigation.  No inquiry, action, suit or proceeding
     -----------  ---------------------
shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

     Section 6.2  Consents and Approvals.  All material  authorizations,
     -----------  ----------------------
consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the transactions contemplated hereby shall have been obtained and delivered to Sellers.

     Section 6.3  Certificates.  Buyer shall have delivered to Sellers (i) a
     -----------  ------------
certificate of the appropriate governmental authority, dated as of a date not more than fifteen (15) days prior to the Closing Date, attesting to the existence and good standing of Buyer in the State of Delaware; (ii) copies, certified by the Secretary of State of Delaware as of a date not more than fifteen (15) days prior to the Closing Date, of the certificate of incorporation and all amendments thereto of Buyer; (iii) a copy, certified by the Secretary of Buyer, dated the Closing Date, of the bylaws of Buyer; and (iv) a certificate, dated the Closing Date, of the Secretary of Buyer relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

     Section 6.4  Transfer of Funds.  Buyer shall have delivered to Sellers the
     -----------  -----------------
amounts specified in Section 7.3.

     Section 6.5  Noncompetition Agreements.  Buyer shall have executed and
     -----------  -------------------------
delivered to Sellers the Noncompetition Agreements.

     Section 6.6  Employment Agreements.  Buyer shall have executed and
     -----------  ---------------------
delivered to the Sellers the Employment Agreements.

     Section 6.7  Stock Certificates.  Buyer shall have tendered certificates
     -----------  ------------------
representing the Citadel Shares to the Sellers.

     Section 6.8  ADI Stock Purchase.  Buyer, ADI and the Sellers shall have
     -----------  ------------------
entered into a purchase agreement dated the date hereof with respect to the purchase of the shares of ADI stock.

                                  ARTICLE VII
                                    CLOSING

     Section 7.1  Closing.  Subject to the satisfaction or waiver of all the
     -----------  -------
conditions set forth in Articles V and VI, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of the Buyer or such other location as is agreed to by Buyer and Sellers, on (i) August 16 1996 or (ii) such other date as the parties may agree upon in writing (the "Closing Date").

     Section 7.2  Delivery of the Shares.  At the Closing, Sellers shall deliver
     -----------  ----------------------
or cause to be delivered to Buyer the stock certificate(s) evidencing all of the Shares owned by them, duly endorsed or accompanied by duly executed stock powers assigning the Shares to Buyer and otherwise in good form for transfer.

     Section 7.3  Payments to Sellers.  In payment for the exercise of the
     -----------  -------------------
option to purchase the KML Shares, at the Closing, Buyer shall deliver to Sellers $1.00 in cash to the Sellers.

                                 ARTICLE VIII
                                INDEMNIFICATION

     Section 8.1  Buyer's Losses.
     -----------  --------------

     (a) Sellers agree to indemnify and hold harmless Buyer and the Company and their respective directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Buyer's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made the Company or Sellers in or pursuant to this Agreement being untrue or incorrect in any respect; and (ii) any failure by the Company or Sellers to observe or perform their covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby, save and except for any reformation by a court of competent jurisdiction after August 17, 1999 of the Noncompetition Agreements; except in any instance to the extent Buyer's Losses result from Buyer's own gross negligence or willful misconduct. This Section 8.1 is intended to indemnify Buyer, the Company and their respective directors, officers, employees, representatives, agents and attorneys from the results of their negligence. The obligations of each Seller shall be in that proportion which the number of shares of ADI owned by such Seller bears to the total number of shares of ADI issued and outstanding as of the Closing Date.

     (b) "Buyer's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Sellers' consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, liens, deficiencies, costs (including, without limitation, reasonable attorneys' fees), penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce Buyer's or such other persons' right to indemnification hereunder.

     Section 8.2  Sellers' Losses.
     -----------  ---------------

     (a) Buyer and the Company jointly and severally agree to indemnify and hold harmless Sellers, and their respective directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any all Sellers' Losses (as defined below) suffered, sustained, incurred or required to be paid by either Seller by reason of (i) any representation or warranty made by Buyer in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant to Section 6.3) being untrue or incorrect in any respect; (ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; or (iii) any liability for warranty claims arising from the sale of goods or services by the Company subsequent to the Closing Date, except in any instance described in subsections (i), (ii) or (iii) above to the extent Sellers' Losses result from Sellers' own gross negligence or willful misconduct; or (iv) any "Special Sellers' Losses," which shall mean any Sellers' Losses arising out of or in connection with (i) any obligations of either Seller to Southwest Bank of Texas, N.A. ("Southwest Bank") disclosed in the Schedules hereto, including, without limitation, obligations of Nesbitt arising under one or more personal guarantees of loans from Southwest to KML, and (ii) any obligations disclosed in the Schedules hereto of either Seller for the trust fund portion of any payroll taxes of KML assessed against such Seller, whether under Section 6672 of the Internal Revenue Code of 1986, as amended, or otherwise. This Section 8.2 is intended to indemnify Sellers and their directors, officers, employees, representatives, agents and attorneys from the results of their negligence.

     (b) "Sellers' Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Buyer's consent, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs (including, without limitation, reasonable attorneys' fees) and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce Sellers' or such other persons' right to indemnification hereunder.

     Section 8.3  Notice of Loss.  Except to the extent set forth in the next
     -----------  --------------
sentence, Buyer and Sellers will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article VIII, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer's Losses, Sellers shall be the Indemnifying Party and Buyer, the Company and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Parties. With respect to Sellers' Losses, Buyer shall be the Indemnifying Party and Sellers and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party.

     Section 8.4  Right to Defend.  Upon receipt of notice of any suit, action,
     -----------  ---------------
investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if
(i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

     Section 8.5  Cooperation.  The Company, Buyer, Sellers and each of their
     -----------  -----------
Affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

     Section 8.6  Waiver of Contribution and Indemnification.  Sellers hereby
     -----------  ------------------------------------------
waive and release any rights of indemnification or contribution they may have against the Company as a result of any payment made under this Article VIII.

     Section 8.7  Limits on Indemnification.  No amount shall be payable by an
     -----------  -------------------------
indemnifying party until the aggregate amount of loss indemnifiable by such indemnifying party exceeds $50,000 at which time the indemnifying party shall be liable for all losses incurred in excess of $50,000 (other than with respect to the Special Sellers' Losses).

                                  ARTICLE IX
                                 MISCELLANEOUS

     Section 9.1  Entire Agreement.  This Agreement (including the exhibits and
     -----------  ----------------
schedules hereto and related documents described herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

     Section 9.2  Successors and Assigns.  The terms and conditions of this
     -----------  ----------------------
Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 9.2 shall be null and void.

     Section 9.3  Counterparts.  This Agreement may be executed in one or more
     -----------  ------------
counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     Section 9.4  Headings.  The headings of the articles and sections of this
     -----------  --------
Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     Section 9.5   Construction.  As used in this Agreement, the words "herein,"
     -----------   ------------
"hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

     Section 9.6  Modification and Waiver.  Any of the terms or conditions of
     -----------  -----------------------
this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer, the Company and each Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     Section 9.7  Schedules, Etc.  All exhibits and schedules annexed hereto are
     -----------  --------------
expressly made a part of this Agreement as though fully set forth herein.

     Section 9.8  Notices.  Any notice, request, instruction, document or other
     -----------  -------
communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally, (ii) sent by telecopy with electronic confirmation of receipt, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

     If to Buyer, to:

               Citadel Computer Systems Incorporated
               3811 Turtle Creek Boulevard, Suite 330
               Dallas, Texas 75219
               Attention:  Steven B. Solomon
               Telecopy No. :  (214) 520-9293

     If to Sellers:

               Robert C. Wesolek
               Bayou Bend Towers, Unit 304
               101 Westcott
               Houston, Texas  77007

               Vance G. Nesbitt
               3260 Sul Ross
               Houston, Texas  77098



     If to the Company, to:

               Kent-Marsh Ltd., Inc.
               3260 Sul Ross
               Houston, Texas   77098
               Attention:  President

     With a copy to:

               J. Mark Everett, Esq.
               608 West 12/th/ Street
               Austin, Texas  78701

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

     Section 9.9  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED,
     -----------  -------------
AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES). VENUE FOR ALL PURPOSES SHALL BE IN DALLAS COUNTY, TEXAS.

     Section 9.10  Survival of Covenants, Agreements, Representations and
     ------------  ------------------------------------------------------
Warranties.
- ----------

     (a)  Covenants and Agreements.  All covenants and agreements made hereunder
          ------------------------
or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

     (b)  Representations and Warranties.  All representations and warranties
          ------------------------------
contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of two years following the Closing, except that
(i) the representations and warranties contained in Section 2.6 hereof shall survive until the earlier of (x) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (y) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom, (ii) the representations and warranties contained in Section 2.17 shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters, and (iii) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, and 2.9, shall survive indefinitely.

     Section 9.11  Invalid Provisions.  If any provision of this Agreement is
     ------------  ------------------
held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

     Section 9.12  Expenses.  Sellers, on the one hand, and Buyer, on the other
     ------------  --------
hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

     Section 9.13  Third Party Beneficiaries.  Except as otherwise specifically
     ------------  -------------------------
provided in Article VIII, no individual or firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

     Section 9.14  Number and Gender of Words.  Whenever the singular number is
     ------------  --------------------------
used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     Section 9.15  Further Assurances.  From time to time after the Closing, at
     ------------  ------------------
the request of any other party but at the expense of the requesting party, Buyer, the Company or Sellers, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                              BUYER:

                              Citadel Computer Systems Incorporated


                              By:
                                 -----------------------------------------------
                                    Steven B. Solomon
                                    Chief Operating Officer


                              KML:

                              Kent-Marsh Ltd., Inc.


                              By:
                                 -----------------------------------------------
                                    Vance G. Nesbitt
                                    Chairman, CEO and President


                              SELLERS:


                              --------------------------------------------------
                              Robert C. Wesolek


                              --------------------------------------------------
                              Vance G. Nesbitt